Exhibit 5.1

Universe Pharmaceuticals INC
24 April 2024

Universe Pharmaceuticals INC Vistra (Cayman) Limited Grand Pavillion Hibiscus Way Grand Cayman Cayman Islands	D +1 345 815 1749 E tommy.tuohy@ogier.com Reference: 427205.00001/TTU
24 April 2024

Universe Pharmaceuticals INC (the Company)

We have been requested to provide you with an opinion on matters of Cayman Islands law in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the Commission) under the United States Securities Act of 1933 (the Act), as amended, (including its exhibits, the Registration Statement) related to the offering and sale of up to 20,000,000 ordinary shares of the Company with a par value of US$0.01875 each (the Ordinary Shares) issuable pursuant to the terms of a subscription agreement to be entered into between the Company and the relevant subscriber(s) in the form exhibited in the Registration Statement (the Subscription Agreement).

This opinion is given in accordance with the terms of the Legal Matters section of the Registration Statement.

A reference to a Schedule is a reference to a schedule to this opinion and the headings herein are for convenience only and do not affect the construction of this opinion.

1	Documents examined

For the purposes of giving this opinion, we have examined the corporate and other documents and conducted the searches listed in Schedule 1. We have not made any searches or enquiries concerning, and have not examined any documents entered into by or affecting the Company or any other person, save for the searches, enquiries and examinations expressly referred to in Schedule 1.

Universe Pharmaceuticals INC
24 April 2024

2	Assumptions

In giving this opinion we have relied upon the assumptions set forth in Schedule 2 without having carried out any independent investigation or verification in respect of those assumptions.

3	Opinions

On the basis of the examinations and assumptions referred to above and subject to the qualifications set forth in Schedule 3 and the limitations set forth below, we are of the opinion that:

Corporate status

(a)	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies of the Cayman Islands (the Registrar).

Issuance of Ordinary Shares

(b)	The Ordinary Shares will be recognised as having been duly authorised and validly issued, fully paid and non-assessable when:

(i)	the board of directors of the Company (the Board) has taken all necessary corporate actions to approve the issuance and allotment of the Ordinary Shares, the terms of the offering of the Ordinary Shares and any other related matters;

(ii)	the Subscription Agreement relating to the issuance of the Ordinary Shares has been duly authorised and validly executed and unconditionally delivered by the Company and all the relevant parties thereunder;

(iii)	payment of the consideration specified in the Subscription Agreement (being not less than the par value of the Ordinary Shares) has been made and all relevant terms relating to the issuance of the Ordinary Shares have been complied with; and

(iv)	valid entry has been made in the register of members of the Company reflecting such issuance of Ordinary Shares, in each case in accordance with the Memorandum and Articles (as defined herein).

Universe Pharmaceuticals INC
24 April 2024

4	Matters not covered

We offer no opinion:

(a)	as to any laws other than the laws of the Cayman Islands, and we have not, for the purposes of this opinion, made any investigation of the laws of any other jurisdiction, and we express no opinion as to the meaning, validity, or effect of references in the Registration Statement to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the Cayman Islands;

(b)	except to the extent that this opinion expressly provides otherwise, as to the commercial terms of, or the validity, enforceability or effect of the Registration Statement and any Subscription Agreement, the accuracy of representations, the fulfilment of warranties or conditions, the occurrence of events of default or terminating events or the existence of any conflicts or inconsistencies among the Registration Statement, any Subscription Agreement and any documents and any other agreements into which the Company may have entered or any other documents; or

(c)	as to whether the acceptance, execution or performance of the Company’s obligations under the Registration Statement, any Subscription Agreement or any documents reviewed by us will result in the breach of or infringe any other agreement, deed or document entered into by or binding on the Company.

5	Governing law of this opinion

5.1	This opinion is:

(a)	governed by, and shall be construed in accordance with, the laws of the Cayman Islands;

(b)	limited to the matters expressly stated in it; and

(c)	confined to, and given on the basis of, the laws and practice in the Cayman Islands at the date of this opinion.

5.2	Unless otherwise indicated, a reference to any specific Cayman Islands legislation is a reference to that legislation as amended to, and as in force at, the date of this opinion.

6	Consent

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and also consent to the reference to this firm in the Registration Statement under the heading “Legal Matters”. In the giving of our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Ogier (Cayman) LLP

Ogier (Cayman) LLP

Universe Pharmaceuticals INC
24 April 2024

Schedule 1

Documents examined

Corporate and other documents

1	The Certificate of Incorporation of the Company dated 11 December 2019 issued by the Registrar.

2	The amended and restated memorandum and articles of association of the Company adopted by special resolution passed on 2 July 2023 and made effective on 27 July 2023 (the Memorandum and Articles).

3	A Certificate of Good Standing dated 22 April 2024 (the Good Standing Certificate) issued by the Registrar in respect of the Company.

4	A certificate dated on the date hereof as to certain matters of fact signed by a director of the Company in the form annexed hereto (the Director’s Certificate), having attached to it a copy of the written resolutions of the directors of the Company passed on 19 April 2024 (the Resolutions).

5	The Registration Statement.

6	The form of Subscription Agreement.

Universe Pharmaceuticals INC
24 April 2024

Schedule 2

Assumptions

Assumptions of general application

1	All original documents examined by us are authentic and complete.

2	All copy documents examined by us (whether in facsimile, electronic or other form) conform to the originals and those originals are authentic and complete.

3	All signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine.

4	Each of the Good Standing Certificate and the Director’s Certificate is accurate and complete as at the date of this opinion.

Status, authorisation and execution

5	In passing the Resolutions, each of the directors of the Company has acted in good faith with a view to the best interests of the Company and has exercised the standard of care, diligence and skill that is required of him or her.

6	The Registration Statement has been duly executed, filed and otherwise dealt with by the Company in the manner authorised in the Resolutions.

7	Each party to a Subscription Agreement will be duly incorporated, formed or organised (as applicable), validly existing and in good standing under all relevant laws.

8	Each Subscription Agreement will be duly authorised, executed and unconditionally delivered by or on behalf of all parties in accordance with all relevant laws.

9	Each Subscription Agreement will be governed by and construed in accordance with the laws of the jurisdiction specified in such Subscription Agreement (the Governing Law) and will be legal, valid, binding and enforceable against all relevant parties in accordance with its terms under the Governing Law and all other relevant laws. If an obligation is to be performed in a jurisdiction outside the Cayman Islands, its performance will not be contrary to an official directive, impossible or illegal under the laws of that jurisdiction.

10	The choice of the Governing Law will be made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of any relevant jurisdiction (including the Cayman Islands) as a matter of the laws of that jurisdiction and all other relevant laws.

Universe Pharmaceuticals INC
24 April 2024

11	No monies paid to or for the account of any party in respect of the Ordinary Shares under any Subscription Agreement will represent criminal property or terrorist property (as defined in the Proceeds of Criminal Conduct Act (Revised), and the Terrorism Act (Revised) respectively) and no party to any Subscription Agreement will act in relation to the transactions contemplated by such Subscription Agreement, in a manner inconsistent with United Nations sanctions or measures extended by statutory instrument to the Cayman Islands by order of Her Majesty in Council.

12	The Ordinary Shares will respectively be issued and authenticated as required in accordance with the provisions of a duly authorised, executed and delivered applicable Subscription Agreement which will be legal, valid, binding and enforceable against all relevant parties in accordance with the Governing Law and all other relevant laws.

13	The form and terms of each Subscription Agreement and the Company's incurrence and performance of its obligations thereunder or in respect thereof (including, without limitation, its obligations under any related agreement, indenture or supplement thereto) in accordance with the terms thereof will not violate the Memorandum and Articles nor any applicable law, regulation, order or decree in the Cayman Islands and will align with all representations made in the Registration Statement.

Enforceability

14	None of the opinions expressed herein will be adversely affected by the laws or public policies of any jurisdiction other than the Cayman Islands. In particular, but without limitation to the previous sentence:

(a)	the laws or public policies of any jurisdiction other than the Cayman Islands will not adversely affect the capacity or authority of the Company; and

(b)	neither the execution or delivery of any Subscription Agreement nor the exercise by any party to any Subscription Agreement of its rights or the performance of its obligations under them contravene those laws or public policies.

15	None of the transactions contemplated by any Subscription Agreement shall relate to any shares, voting rights or other rights that are subject to a restrictions notice issued pursuant to the Companies Act (Revised) (the Companies Act) of the Cayman Islands.

Share Issuance

16	The Ordinary Shares shall be issued at an issue price in excess of the par value thereof.

17	All necessary corporate action will be taken to authorise and approve any issuance of Ordinary Shares and the terms of the offering of such Ordinary Shares thereof and other related matters and that the applicable Subscription Agreement will be duly approved, executed and delivered by or on behalf of the Company and all other parties thereto.

Universe Pharmaceuticals INC

24 April 2024

Schedule 3

Qualifications

Good Standing

1	Under the Companies Act annual returns in respect of the Company must be filed with the Registrar, together with payment of annual filing fees. A failure to file annual returns and pay annual filing fees may result in the Company being struck off the Register of Companies, following which its assets will vest in the Financial Secretary of the Cayman Islands and will be subject to disposition or retention for the benefit of the public of the Cayman Islands.

2	In good standing means only that as of the date of the Good Standing Certificate the Company is up-to-date with the filing of its annual returns and payment of annual fees with the Registrar. We have made no enquiries into the Company's good standing with respect to any filings or payment of fees, or both, that it may be required to make under the laws of the Cayman Islands other than the Companies Act.

Limited liability

3	We are not aware of any Cayman Islands authority as to when the courts would set aside the limited liability of a shareholder in a Cayman Islands company. Our opinion on the subject is based on the Companies Act and English common law authorities, the latter of which are persuasive but not binding in the courts of the Cayman Islands. Under English authorities, circumstances in which a court would attribute personal liability to a shareholder are very limited, and include: (a) such shareholder expressly assuming direct liability (such as a guarantee); (b) the company acting as the agent of such shareholder; (c) the company being incorporated by or at the behest of such shareholder for the purpose of committing or furthering such shareholder’s fraud, or for a sham transaction otherwise carried out by such shareholder. In the absence of these circumstances, we are of the opinion that a Cayman Islands’ court would have no grounds to set aside the limited liability of a shareholder.

Enforceability

4	We have not reviewed any Subscription Agreement and our opinions are qualified accordingly.

5	We reserve our opinion as to the extent to which the courts of the Cayman Islands would, in the event of any relevant illegality or invalidity, sever the relevant provisions of any Subscription Agreement and enforce the remainder of the Subscription Agreement or the transaction of which such provisions form a part.

Non-Assessable

6	In this opinion, the phrase “non-assessable” means, with respect to the Ordinary Shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the Ordinary Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstance in which a court may be prepared to pierce or lift the corporate veil).